UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
LEGACY BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
N/A
     (2) Aggregate number of securities to which transactions applies:
N/A
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
N/A
     (4) Proposed maximum aggregate value of transaction:
N/A
     (5) Total fee paid:
N/A
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
N/A
     (2) Form, Schedule or Registration Statement No.:
N/A
     (3) Filing Party:
N/A
     (4) Date Filed:
N/A

March 31, 2008

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Legacy Bancorp, Inc. The meeting will be held at The Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts on Thursday, May 8, 2008 at 9:00 a.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of Wolf & Company, P.C., the Company’s independent registered public accounting firm, will be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

J. Williar Dunlaevy
Chairman and Chief Executive Officer

LEGACY BANCORP, INC.
99 North Street
Pittsfield, Massachusetts 01201
(413) 443-4421

Notice of Annual Meeting of Stockholders

On Thursday, May 8, 2008, Legacy Bancorp, Inc. (the “Company”) will hold its annual meeting of stockholders at The Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts. The meeting will begin at 9:00 a.m., local time. At the meeting, the stockholders will consider and act on the following:

1. The election of three directors to serve for terms of three years;

2. The ratification of the appointment of Wolf & Company, P.C. as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008; and

3. The transaction of any other business that may properly come before the meeting.

NOTE: The Board of Directors is not aware of any other business scheduled to come before the meeting.

Only stockholders of record at the close of business on March 11, 2008 are entitled to receive notice of and to vote at the meeting and any adjournment or postponement of the meeting.

Please complete and sign the enclosed proxy card, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Kimberly A. Mathews
Corporate Secretary

Pittsfield, Massachusetts
March 31, 2008

IMPORTANT:

The prompt return of proxies will save the Company the expense of further requests for proxies to ensure a quorum. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

PROXY STATEMENT
Voting and Proxy Procedure
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Proposal 1 -- Election of Directors
Section 16(a) Beneficial Ownership Reporting Compliance
Corporate Governance
COMPENSATION DISCUSSION AND ANALYSIS
DIRECTOR COMPENSATION
COMPENSATION COMMITTEE REPORT
Proposal 2 -- Ratification of Independent Registered Public Accounting Firm
REPORT OF THE AUDIT COMMITTEE
DIRECTOR INDEPENDENCE AND TRANSACTIONS WITH RELATED PARTIES

LEGACY BANCORP, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Legacy Bancorp, Inc. (the “Company” or “Legacy”) to be used at the annual meeting of stockholders of the Company. The Company is the holding company for Legacy Banks (the “Bank”). The annual meeting will be held at The Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts on Thursday, May 8, 2008 at 9:00 a.m., local time. This proxy statement and the enclosed proxy card are being mailed to stockholders of record on or about March 31, 2008.

Voting and Proxy Procedure

Who Can Vote at the Meeting

You are entitled to vote your Company common stock if the records of the Company show that you held your shares as of the close of business on March 11, 2008. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote.

As of the close of business on March 11, 2008, there were 9,168,260 shares of Company common stock outstanding. Each share of common stock has one vote. As provided in Article Fourth of the Company’s Certificate of Incorporation, record holders of common stock who beneficially own in excess of 10% of the outstanding shares of common stock are not entitled to any vote in respect of the shares held in excess of this limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the limit supply information to the Company to enable the Board of Directors to implement and apply the limit.

Attending the Meeting

If you were a stockholder as of the close of business on March 11, 2008, you may attend the meeting. However, if you held your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Company common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

A majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting to constitute a quorum for the transaction of business. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors are elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting on the ratification of the appointment of Wolf & Company, P.C. as independent registered public accounting firm, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this matter requires the affirmative vote of a majority of the votes cast at the annual meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the voting on this proposal.

Voting by Proxy; Revocation of Proxy

The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you vote “FOR” each of the nominees for director and “FOR” ratification of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the 2008 fiscal year.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your Company common stock may be voted by the persons named in the proxy card on the new meeting date as well, provided such new meeting occurs within 30 days of the annual meeting and you have not revoked your proxy. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your Company common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please review the proxy card or instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.

Participants in Legacy Banks’ ESOP or Legacy Bancorp, Inc. 2006 Equity Incentive Plan

If you participate in the Legacy Banks Employee Stock Ownership Plan (the “ESOP”) or if you received a stock award under the Legacy Bancorp, Inc. 2006 Equity Incentive Plan (the “2006 Equity Incentive Plan”), you will receive vote authorization materials for each plan that will reflect all the shares that you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 2006 Equity Incentive Plan, you are entitled to direct the trustee how to vote the shares of Legacy common stock granted to you as a stock award. The trustee will vote all shares for which it does not receive timely instructions from participants in the same proportion as the instructions the trustee receives from participants. The deadline for returning your voting instructions to each plan’s trustee is May 1, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information as of March 11, 2008, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. Under Section 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition does not need to enjoy the economic benefits of such securities. The following are the only shareholders known to the Company to be a beneficial owners of 5% or more of the common stock of the Company as of December 31, 2007.

		Percent of
	Shares of	Class
Name and Address of Owner	Common Stock	Ownership

First Bankers Trust Services, Inc.	816,448	8.8%
as Trustee for The Legacy Banks Employee Stock Ownership Plan(1) 99 North Street Pittsfield, MA 01201
The Legacy Banks Foundation	763,600	8.3%
99 North Street Pittsfield, MA 01201(2)
Wellington Management Company, LLP	538,400	5.7%
75 State Street Boston, MA 02109(3)

(1)	Reflects shares held in the ESOP for the benefit of employees of the Company as of December 31, 2007, based on Schedule 13-G filed by the Trustee on February 12, 2008. Includes 659,751 shares that have not been allocated to participants’ accounts. Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants’ accounts in the manner directed by the participants. The ESOP trustee, subject to its fiduciary responsibilities, will vote unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received proper voting instructions from participants. Under the terms of the ESOP, the Trustee has sole investment authority and shared voting authority over the shares in the ESOP. The Trustee, however, is subject to fiduciary duties under ERISA. The Trustee disclaims beneficial ownership of the shares of common stock held in the ESOP.

(2)	Reflects shares held by The Legacy Banks Foundation based on a Schedule 13-G filed as of February 12, 2008. The Foundation has sole investment and sole voting authority over shares held by the Foundation. The Foundation’s gift instrument requires that all shares of common stock held by the Foundation must be voted in the same ratio as all other shares of Company common stock on all proposals considered by stockholders of the Company.

(3)	Based exclusively on a Schedule 13-G filed by Wellington Management Company, LLP, on February 14, 2008. The filer claimed shared power to vote or direct the vote of 351,000 shares and shared power to dispose or to direct the disposition of 553,600 shares.

Proposal 1 — Election of Directors

The Company’s Board of Directors currently consists of seven members. All of the directors are independent under the current listing standards of the Nasdaq Global Market, except for J. Williar Dunlaevy, because he is an employee of the Company and Legacy Banks. The Board is divided into three classes as equal in number as possible, each with three-year staggered terms, with approximately one-third of the directors elected each year. The nominees for election this year are J. Williar Dunlaevy, David L. Klausmeyer, and Anne W. Pasko. All nominees are directors of the Company and the Bank.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named above. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may

adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. There are no family relationships among the directors or executive officers. The indicated period for service as a director includes service as a director of the Bank.

Nominees for Election of Directors

The nominees standing for election are:

J. Williar Dunlaevy is the Chief Executive Officer and Chairman of the Board of Legacy Bancorp and Legacy Banks. He has served in this capacity for the predecessor of Legacy Bancorp since the predecessor’s inception in 1996. At the bank level he has served in this capacity since 1996 when the Bank’s name was City Savings Bank. The Bank changed its name to Legacy Banks in 2002 when Lenox Savings Bank merged with and into City Savings Bank. He has worked for Legacy Banks or its predecessors since 1969.

David L. Klausmeyer is retired as a consultant and as a former Chief Executive Officer of Ivy Companies of Pittsfield, Massachusetts, a position he held from 1996 through 1997. He was also former President and Chief Executive Officer of Mead Specialty Paper, Lee, Massachusetts from 1982 to 1994. Mr. Klausmeyer also serves as a director of the Berkshire Life Insurance Company of America.

Anne W. Pasko is retired from and formerly the owner of Pasko Frame & Gifts in Pittsfield, Massachusetts. She owned and operated Pasko Frame & Gifts since 1981, retiring in 2003.

Directors Continuing in Office

The following directors have terms ending in 2009:

Dorothy B. Winsor is owner and general manager of Eastover Resort, LLC, in Lenox, Massachusetts, having owned this business since 1983 and held various positions with this business since 1965.

The following directors have terms ending in 2010:

Eugene A. Dellea has served as the President of Fairview Hospital since 1999 and of the Hillcrest Campus of Berkshire Medical Center in Pittsfield, Massachusetts since 1981. Both of these entities are subsidiaries of Berkshire Health Systems. Mr. Dellea also serves as President of Berkshire Community College Foundation, the Hillcrest Foundation, and as a director of Hillcrest Education Center.

Gary A. Lopenzina is retired from and was the owner of Gowdy Inc., a Pittsfield, Massachusetts stationary and office supply business. He served as President and principal of Gowdy Inc. from 1983 until his retirement in 1995. Prior to that he was a publishing executive.

Robert B. Trask is a private investor and a Certified Public Accountant who was, prior to his retirement in 2005, the Chief Executive Officer and President of Country Curtains of Stockbridge, Massachusetts. Mr. Trask took office as Chief Executive Officer in 2002, had been President since 1989 and started working for Country Curtains in 1981. He became a Certified Public Accountant in 1971.

The following table provides information about the shares of Company common stock that may be considered to be owned by each director or nominee for director of the Company, by the executive officers named in the Summary Compensation Table and by all directors, nominees for director and executive officers of the Company as a group as of March 14, 2008. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name and Principal		Director	Shares of
Occupation at		of the	Common Stock
Present and for		Company	Beneficially	Ownership
the Past Five Years	Age(1)	Since	Owned(2)	Percentage(3)

NOMINEES
J. Williar Dunlaevy(4)(5)	61	2005	182,303	1.99%
David L. Klausmeyer(6)	68	2005	35,697	*
Anne W. Pasko(6)	65	2005	21,640	*
CONTINUING DIRECTORS
Dorothy Winsor(6)	67	2005	18,640	*
Eugene A. Dellea(6)	71	2005	38,640	*
Gary A. Lopenzina(6)	72	2005	38,640	*
Robert B. Trask(6)(7)	61	2005	43,160	*
NAMED EXECUTIVE OFFICERS (WHO ARE NOT DIRECTORS)
Michael A. Christopher	63	N/A	81,059	*
Chief Operating Officer(4)(8)(12)
Stephen M. Conley(4)(9)(13)	59	N/A	54,141	*
Senior Vice President, Treasurer and Chief Financial Officer of the Company and the Bank
Steven F. Pierce(4)(10)	56	N/A	71,275	*
Executive Vice President of the Company and the Bank
Richard M. Sullivan(4)(11)	57	N/A	64,667	*
Senior Vice President of the Company and the Bank
Stock Ownership of all Directors and Executive Officers as a Group (11 persons)			649,862	7.08%

*	Less than 1%

(1)	Age as of December 31, 2007.

(2)	“Shares of Common Stock Beneficially Owned” include shares held directly or indirectly, including (a) shares held in joint tenancy or tenancy in common, (b) shares allocated to the account of the individual through deferred compensation or employee benefit plans of the Company or Bank, and (c) shares such person or group of people have the right to acquire by March 11, 2008 by exercise of vested stock options. Each person whose shares are included herein is deemed to have sole or shared voting and investment power as to the shares reported, except as otherwise indicated.

(3)	Based on 9,168,260 shares outstanding at March 11, 2008.

(4)	Includes 94,800;28,900; and 20,600 unvested restricted shares awarded to Messrs. Dunlaevy, Pierce and Sullivan, respectively on November 29, 2006 under the Legacy Bancorp Inc. 2006 Incentive Plan. The awards will vest at a rate of 20% per year commencing January 1, 2008. Includes 49,500 and 28,900 shares awarded to Messrs. Christopher and Conley, respectively, under the Plan which will vest at rate of 20% per year commencing January 1, 2008.

(5)	Includes 15,000 shares held by spouse, 10,225 shares held in the 401(k) Plan, 5,038 shares held in the ESOP, and 41,240 shares which are currently exercisable options.

(6)	Includes 9,100 unvested restricted shares awarded to each non-employee director on November 29, 2006 under the Legacy Bancorp Inc. 2006 Incentive Plan. The awards will vest at a rate of 20% per year commencing January 1, 2008. Also includes 4,540 shares which are currently exercisable options.

(7)	Includes 10,000 shares held by spouse.

(8)	Includes 1,000 shares held by spouse, 25,521 shares held in the 401(k) Plan, and 5,038 shares held in the ESOP.

(9)	Includes 15,371 shares held in the 401(k) Plan, and 3,870 shares held in the ESOP.

(10)	Includes 10,193 shares held in the 401(k) Plan, 4,549 shares held in the ESOP, and 14,440 shares which are currently exercisable options.

(11)	Includes 8,987 shares held in the 401(k) Plan, 4,719 shares held in the ESOP and 14,440 shares which are currently exercisable options.

(12)	Mr. Christopher resigned as a director of the Company and the Bank, and retired as an officer of the Company and the Bank, effective as of January 1, 2008.

(13)	Mr. Conley retired as an officer of the Company and the Bank effective as of January 1, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These individuals are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Company common stock during the fiscal year ended December 31, 2007.

Corporate Governance

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Code of Conduct

The Company has adopted a Code of Conduct that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, including corporate opportunities for personal gain, avoid illegal or unethical compensation, employment or other business affiliations, comply with all laws and other legal requirements, conduct business in honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In addition, the Code prohibits disclosure of confidential information and insider trading. Under the terms of the Code of Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. A copy of the Code of Conduct can be found on the Company’s website (www.legacybanks.com).

As a mechanism to encourage compliance with the Code of Conduct, the Company has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports in good faith actual or apparent violations of the Code of Conduct.

Meetings of the Board of Directors and Board Committees

The Board of Directors of the Company and the Bank conduct business through meetings and the activities of the Boards and their committees. During the fiscal year ended December 31, 2007, the Company’s Board of Directors held 16 meetings. All Directors of the Company attended at least 75% of the total number of the Board meetings and the committee meetings held on which such Directors served during the fiscal year ended December 31, 2007. The Board of Directors of the Company maintains an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. All but one Director of the Company attended the prior year’s annual meeting of stockholders.

AUDIT COMMITTEE.  The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee acts under a written Charter adopted by the Board of Directors. The Audit Committee consists of Gary A. Lopenzina, Anne W. Pasko and Robert B. Trask, with Mr. Trask serving as Chair.

The Audit Committee’s responsibilities include overseeing and reviewing our accounting, financial reporting and internal control processes, the audits of our financial statements, our relationship with our independent registered public accounting firm, and our compliance with legal matters that have a significant impact on our financial reports. The Audit Committee has the sole authority to appoint or replace such public accountants and to pre-approve all audit and permitted non-audit services performed by them and the fees and terms of each such engagement. The Audit Committee operates according to an Audit Committee Charter which sets forth more specific functions and responsibilities of the Audit Committee. The Board of Legacy Bancorp has determined that all members of this committee satisfy the independence requirements under current Securities and Exchange Commission rules and Nasdaq Global Market listing requirements. The Board has also determined that Mr. Trask qualifies as a financial expert in accordance with these rules and listing requirements. The Audit Committee met 7 times during 2007. The formal report of the Audit Committee with respect to the year 2007 is shown later in this proxy statement. The Audit Committee Charter is available on the Company’s website at www.legacybanks.com.

COMPENSATION COMMITTEE.  The Compensation Committee consists of Eugene A. Dellea, David L. Klausmeyer and Robert B. Trask, with Mr. Klausmeyer serving as Chair. The Compensation Committee met 10 times during 2007. The Compensation Committee’s responsibilities include evaluating the performance and approving the compensation of our Chief Executive Officer. It also approves the compensation of such other officers above the level of Vice President as identified by the committee, preparing an annual report for inclusion in our proxy statement, and overseeing our compensation and benefit plans. The Compensation Committee approves the compensation philosophy and objectives of the Company and the Bank and reviews all compensation components of the Company’s Chief Executive Officer and other executives, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market values, the Compensation Committee examines total compensation mix, the pay-for-performance relationship and how elements in the aggregate comprise the executive’s total compensation package. Decisions of the Compensation Committee with respect to compensation of executive officers are approved by the full Board of Directors. The Board has determined that all members of this committee satisfy the independence requirements under current Securities and Exchange Commission rules and Nasdaq Global Market listing requirements. The Compensation Committee operates according to a Compensation Committee Charter which sets forth more specific functions and responsibilities of the Compensation Committee. The Compensation Committee Charter is available on the Company’s website at www.legacybanks.com. See “Compensation Discussion and Analysis” for more information regarding the role of Compensation Committee, management and compensation consultants in determining and/or recommending the amount or form of executive compensation. The report of the Compensation Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. Please refer to the “Compensation Committee Report”.

GOVERNANCE AND NOMINATING COMMITTEE.  The Governance and Nominating Committee consists of Anne W. Pasko, Dorothy B. Winsor and David L. Klausmeyer, with Ms. Pasko serving as Chair. The Governance and Nominating Committee met 6 times during 2007. The Governance and Nominating Committee’s responsibilities include identifying individuals qualified to become Board members and recommending Board nominees for each annual meeting of stockholders, recommending director nominees for each Board committee, reviewing and recommending to the Board any proposed changes in Legacy Bancorp’s governance guidelines, and overseeing annual self-assessment evaluations of Board performance and reporting such assessments annually to the Board. The Board has determined that all members of this committee satisfy the independence requirements under current Securities and Exchange Commission rules and Nasdaq Global Market Listing requirements. The Governance and Nominating Committee operates according to a Governance and Nominating Committee Charter which sets forth more specific functions and responsibilities of the Governance and Nominating Committee. The Governance and Nominating Committee charter is available on the Company’s website at www.legacybanks.com.

The Board may also establish other committees from time to time to assist in the discharge of its duties. The procedures of the Governance and Nominating Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement. See “Governance and Nominating Committee Procedures.”

Attendance at the Annual Meeting.

The Board of Directors encourages each director to attend annual meetings of stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section provides (i) a description of the structure and function of the Compensation Committee of our Board of Directors, (ii) a description of the objectives of compensation program for executive officers named on the Summary Compensation Table below (our “executive officers”), (iii) a discussion of the design of our executive officer compensation program and (iv) a discussion of each material element of our executive officer compensation program and our rationale for choosing to make the payments listed in the tables following this section.

The Company took several actions during fiscal 2007, the second full year following our conversion from mutual ownership, to further adjust our executive officer compensation program to correspond to status as a publicly traded stock institution and to create alignment with the interests of our shareholders. The Compensation Committee’s overall principle guiding executive compensation is to provide the Company’s executives with a competitive, performance-based compensation package to motivate and reward the attainment of the Company’s strategic goals, including financial and shareholder performance. As a result, the Compensation Committee considers not only the Company’s performance, but the individual executive’s attainment of both annual and long-term goals and objectives and pay-mix in determining each executive’s individual compensation package. The Compensation Committee believes that a portion of the executive’s total compensation should be at risk based on performance in order to motivate and reward executives to achieve the Company’s strategic goals. To this end, the Compensation Committee determined that payouts under our Performance Incentive Plan for 2007 would be entirely in the form of stock options for the Company’s executive officers. Please refer to “Cash Incentive Awards” and “Equity Incentive Awards” below for more detail regarding the 2007 Performance Incentive Plan awards. Also during fiscal year 2007, our Compensation Committee engaged Pearl Meyer & Partners as compensation consultant to perform a comprehensive market study for our executive officer and director compensation programs. The results of this study helped the Compensation Committee set compensation levels for fiscal 2007 and to evaluate the overall market competitiveness of the Company’s compensation programs. Our Compensation Committee in 2007 also engaged benefit consultant Arthur Warren and the law firm of Bowditch & Dewey to review the Company’s Supplement Executive Retirement Plans to ensure that the plans were in compliance with the new regulations promulgated pursuant to Section 409A of the Internal Revenue Code.

Corporate Governance

Compensation Committee

Our Compensation Committee is responsible for administering our executive officer compensation program. The Compensation Committee determines salary levels and amounts of incentive compensation for executive officers, administers our 2006 Equity Incentive Plan, including approval of grants to executive officers and non-

employee directors, and periodically reviews and approves all compensation decisions and programs relating to our executive officers. The Compensation Committee approves the compensation philosophy and objectives of the Company and the Bank and reviews all compensation components of the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market values, the Compensation Committee examines total compensation mix, the pay-for-performance relationship and how elements in the aggregate comprise the executive’s total compensation package. The Compensation Committee is composed entirely of independent non-employee directors. The members of the Compensation Committee for fiscal 2007 were David L. Klausmeyer (Chairman), Eugene A. Dellea and Robert B. Trask.

Compensation Committee Charter

The Compensation Committee’s Charter reflects the Committee’s responsibilities described above. The Charter is reviewed on an as-needed basis, but at least annually by the Compensation Committee and the Board of Directors. The Charter was most recently revised in 2006 to conform to changes in the SEC rules affecting disclosure of executive compensation. The text of the current charter can be found at www.legacybanks.com.

Compensation Consultant/Role of Management

The Compensation Committee has authority under its charter to engage the services of independent third party experts to assist it in reviewing and determining executive officer compensation. Pursuant to this authority, the Compensation Committee engaged Pearl Meyer & Partners in 2007 to conduct comparative studies of (i) our cash compensation for executive officers and (ii) our compensation for members of our Board of Directors. The Compensation Committee has also engaged benefit consultant Arthur Warren and the law firm of Bowditch & Dewey to review the Company’s Supplement Executive Retirement Plans.

Company management and outside advisors are invited to Compensation Committee meetings to provide their views on compensation matters. Company management participates in the process of determining senior officer compensation by making recommendations to the Compensation Committee as requested by the committee regarding base salary adjustments, incentive plan awards and equity plan awards. Annually the Compensation Committee uses a survey of the Board of Directors to aid in its evaluation of Mr. Dunlaevy’s performance. In addition, Mr. Dunlaevy provides a self-assessment of his performance to the Compensation Committee but does not participate in decisions relating to his compensation. The Compensation Committee makes a recommendation concerning Mr. Dunlaevy’s salary to the Board of Directors and the Board of Directors approves Mr. Dunlaevy’s salary.

Compensation Committee Activities in 2007

The Compensation Committee met 10 times during the fiscal year ended December 31, 2007. Among other actions taken in 2007, the Compensation Committee reviewed executive salaries, performance and competitive market values, and made base salary adjustment recommendations, including increases of 5.0% for Mr. Dunlaevy, 4.0% for Mr. Christopher, 4.5% for Mr. Sullivan, 4.5% for Mr. Pierce and 4.5% for Mr. Conley. In recognition of the Compensation Committee’s “pay-for-performance” philosophy and in order to create alignment with the interests of our shareholders, the Compensation Committee determined that payouts under our Performance Incentive Plan for 2007 would be entirely in the form of stock options for the Company’s executive officers. Please refer to “Cash Incentive Awards” and “Equity Incentive Awards” below for more detail regarding the 2007 Performance Incentive Plan awards. Also during fiscal year 2007, our Compensation Committee engaged Pearl Meyer & Partners as compensation consultant to perform a comprehensive market study for our executive officer and director compensation programs. The results of this study helped the Compensation Committee set compensation levels for fiscal 2007 and to evaluate the overall market competitiveness of our programs. Our Compensation Committee in 2007 also engaged benefit consultant Arthur Warren and the law firm of Bowditch & Dewey to review the Company’s Supplement Executive Retirement Plans to ensure that the plans were in compliance with the new 409A regulations of the Internal Revenue Code.

Objectives of Our Compensation Programs

The Company has the following objectives for its executive officer compensation program:

•	Attract, retain and reward highly qualified and productive executives by providing overall compensation that is competitive with other institutions with whom we compete with for executive talent;

•	Motivate each individual to perform, to the best of their ability, in order to achieve targeted goals for the individual and the Company;

•	Improve Company performance, balancing risk-taking with fundamental concepts of safety and soundness;

•	Establish compensation levels that provide the greatest potential rewards for positions of greatest responsibility within a framework that is internally equitable;

•	Promote the long-term increase in the value of the Company by providing a portion of compensation in the form of Company common stock that vests over a period of years; and

•	Analyze compensation, taking into account all compensation elements, to determine the appropriate mix of compensation that will best facilitate the transition of the Company from mutual to stock ownership.

Compensation Program Design

Cash Compensation

Current cash compensation consists of base salary and short-term incentive plan compensation under our Performance Incentive Plan, which covers executive officers and other Company employees. Our base salary levels for executive officers are intended to be competitive with the practices of comparable financial institutions at appropriate levels to motivate individuals to discharge the responsibilities of their position. Our Compensation Committee adjusts base salaries of senior officers annually with input from Mr. Dunlaevy. In making these adjustments, our Compensation Committee takes into account individual and Company performance; the total current and potential compensation of a given officer based on review of a “tally-sheet” summary; the levels of compensation paid by institutions that compete with us for executive talent; and the relative level of compensation in comparison to other executive officers and to our employees. All of our executive officers have employment agreements with us and receive base salaries under those agreements, subject to annual review and adjustments. The total amount of base salaries paid to the executive officers increased by approximately 4.6% in 2007 over 2006.

Use of Compensation Survey

The Compensation Committee relies on peer group surveys prepared by its consultant Pearl Meyer & Partners to assess the competitiveness of the Company’s pay practices in the marketplace. The peer group data is used in combination with other supplemental published survey sources reflecting industry data for banks similar in size and region, as well as information relating to individual and Company performance to help the Compensation Committee make compensation decisions. Pearl Meyer & Partners selected a peer group and benchmarked the Company’s cash compensation (base salary plus annual cash incentive compensation) against this group. The peer group consisted of 21 publicly traded banks of similar asset size and regional location and a group of 17 local Massachusetts and Connecticut banks of similar asset size. The public bank peer group consisted of Berkshire Bank, Rockville Financial, Inc., First National Lincoln Corporation, MASSBANK Corp., Enterprise Bancorp, Inc., United Financial Bancorp, Inc., NewMil Bancorp, Inc., Benjamin Franklin Bancorp, Inc., Smithtown Bancorp, Inc., First Chester County Corporation, Westfield Financial Inc., Westbank Corporation, Wilber Corporation, CNB Financial Corporation, Chemung Financial Corporation, Bar Harbor Bankshares, Northway Financial, Inc., Hingham Institution for Savings, Slade’s Ferry Bancorp, Central Bancorp, Inc. and LSB Corporation. The Massachusetts and Connecticut peer group consisted of PeoplesBank, Country Bank for Savings, First County Bank, Bristol County Savings Bank, South Shore Savings Bank, Dedham Institution for Savings, Florence Savings Bank, Farmington Savings Bank, Greylock Federal Credit Union, Lowell Five Cents Savings Bank, Newton Savings Bank, East Cambridge Savings Bank, Bank of Western Massachusetts, Easthampton Savings Bank, Hudson Savings Bank, Central Co-operative Bank, and Greenfield Savings Bank. Supplemental published survey sources include the 2006/2207 Watson Wyatt Financial Institutions Benchmark Survey, Clark Consulting’s 2006

Banking Compensation Survey and 2006 Clark Consulting’s Custom Commercial Lender Survey- Northeast Banks.

Impact of Performance on Cash Compensation

The Company implements our objective of relating pay to individual and Company performance by paying variable performance bonuses under our Performance Incentive Plan. Performance Incentive Plan payouts are based on the level of individual and Company performance measured against strategic criteria in the following four categories (1) financial performance (net income, expense control, non-interest income and efficiency ratio); (2) business and process improvement (deposit growth, loan volume and new products and services); (3) employee learning and growth (employee engagement and voluntary turnover); and (4) customer relations (customer satisfaction and growth in number of households using multiple Company services). Results of this program during 2007 are discussed below under “Cash Incentive Awards.”

In addition to the performance-based compensation paid under our Performance Incentive Plan, we may from time to time make discretionary cash bonus payments to rectify inequities or recognize outstanding performance. No such bonus payments were made during fiscal 2007.

Equity Compensation Plan

Our shareholders approved our 2006 Equity Incentive Plan and our Compensation Committee made grants under the plan to our executive officers in November of 2006. Prior to our conversion to a publicly held stock institution, we were not able to offer equity compensation to our executives due to limitations of the mutual form. The Company had three primary objectives in implementing the stock plan. First and foremost, we intended the plan to provide the appropriate incentive to Company management to meet the unique challenge of deploying the significant amounts of new capital raised in the conversion over a period of time in a manner that will maximize potential returns to our shareholders consistent with principles of safety and soundness. Second, the plan is intended to promote the continuity of our executive leadership team and to enable them to focus on improving the performance of the Company during the transition from mutual to stock ownership. Third, the plan is intended to provide management with an initial equity stake similar to other mutual financial institutions that have undergone an initial public offering. In structuring the stock plan, we took into account practices at other banks that have converted from mutual to public stock ownership as well as relevant regulatory guidelines. We submitted the structure of the plan to a recognized independent proxy advisory service which analyzed the plan and recommended that shareholders vote in favor of its adoption. We designed awards under the plan to promote long-term performance and continuous employment by imposing lengthy vesting requirements. Each award granted on November 29, 2006 vests as to 20% of the shares on January 1, 2008, with an additional 20% of the grant vesting annually each January 1 thereafter.

Due to the nature and size of the November 2006 awards under the stock plan, no awards were granted to executive officers in 2007. In recognition of the Compensation Committee’s performance-based compensation philosophy and to create alignment with the interests of our shareholders, the Compensation Committee on March 4, 2008 determined that payouts under our Performance Incentive Plan for 2007 would be entirely in the form of stock option grants for the Company’s executive officers. Please refer to “Cash Incentive Awards” and “Equity Incentive Awards” below for more detail regarding the 2007 Performance Incentive Plan awards.

Elements of Compensation

Overview

Our executive officer compensation program consists of the following elements: (1) base salary; (2) a performance-based annual cash bonus under our Performance Incentive Plan; (3) awards of stock options and restricted shares of Company common stock under our 2006 Equity Incentive Plan; and (4) perquisites for certain executive officers. The following describes the elements of compensation and provides information on our decisions regarding 2007 compensation.

Cash Incentive Awards

The Company determined cash incentive awards for 2007 in accordance with the guidelines established by our Compensation Committee. Our Compensation Committee determines officers to whom awards are made and the total potential incentive compensation for each officer under the Performance Incentive Plan. In making these determinations, our Compensation Committee considered the responsibilities and grade classification of each officer; each officer’s performance and anticipated future contributions to the Company; and prevailing market compensation levels for similar positions at other banks as determined by the Pearl Meyer & Partners compensation study. The Compensation Committee also took into account recommendations for award levels made by our Chief Executive Officer.

Payouts under our Performance Incentive Plan were determined based on achievement of pre-established 2007 fiscal year budget targets for the four categories of strategic criteria described above under “Impact of Performance on Cash Compensation” in comparison to 2007 actual results (for financial measures) or goals (for other measures). The Compensation Committee approved 2007 balance scorecard targets at a level it believed to be challenging but achievable during for 2007.

Each financial target and nonfinancial goal was weighted based on the Compensation Committee’s determination of the relative importance of each target and goal to our overall performance. The Performance Incentive Plan pays out at threshold for achievement of approximately 95% of budget and at maximum for achievement of approximately 105% of budget. The specific targets and percentages differed for each goal. Awards under the plan were based upon actual performance compared to budgeted goals and the officer’s grade within the Company. Potential cash awards can total 5% of base salary for meeting threshold performance to a maximum of 50% of base salary for superior performance. The maximum award potential varies for executive officers depending on the position held. Below threshold performance can result in awards between 0% and 5% of base salary.

Actual awards earned by each executive officer in 2007 are set forth in the Summary Compensation Table below. Reduced payouts under our Performance Incentive Plan this year are attributable primarily to lower 2007 Company performance against financial targets. In recognition of the Compensation Committee’s performance-based compensation philosophy and to create alignment with shareholder interests, the Compensation Committee determined that payouts under our Performance Incentive Plan for 2007 would be entirely in the form of stock option grants for the Company’s executive officers.

Equity Incentive Awards

Our Compensation Committee approved our 2006 Equity Incentive Plan during 2006. Our Compensation Committee may make awards to our executive officers in the form of both shares of restricted stock and stock options. The award levels and vesting schedule are determined based on various factors including performance and responsibilities of individual executives; regulatory requirements governing post-conversion equity grants; the previous history of the Company as a mutual institution and the absence of prior equity compensation; and competitive market information provided by Pearl Meyer & Partners and discussed above under “Adoption of Equity Compensation Plan.” The Compensation Committee also considers the accounting consequences of the awards to the Company and the different tax consequences to executives and the Company resulting from grants of incentive and non-qualified options and restricted shares. The Compensation Committee commissioned a cost analysis from a reputable independent valuation firm to understand the likely financial accounting expense associated with the awards. Awards of options under the plan are structured to avoid limitations on the Company’s compensation cost deduction due to the $1 million deduction limit under Section 162(m) of the Internal Revenue Code. The Committee also considers our previous history as a mutual institution and absence of prior equity compensation in structuring the awards. Award details are presented below under the “Stock Award” and “Option Award” columns of the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Due to the nature and size of the November 2006 awards, no stock awards were granted to executive officers in 2007. In recognition of the Compensation Committee’s performance-based compensation philosophy and in order to create alignment with the interests of our shareholders, however, the Compensation Committee determined that payouts under our Performance Incentive Plan for 2007 would be entirely in the form of stock option grants for the Company’s executive officers.

Benefits

The Company provides individual supplemental life insurance benefits to Mr. Dunlaevy. Additionally all executive officers participate in the benefit plans generally available to our employees, including medical insurance, our 401(k) Plan and Employee Stock Ownership Plan. We previously maintained the Savings Banks Employee Retirement Association (“SBERA”) pension plan. This plan was terminated and all benefits paid out to participants during 2006. We also maintain a Supplemental Executive Retirement Plan for Mr. Dunlaevy. This plan is intended to promote continued service of covered executives by providing a supplement to the executive’s other retirement benefits. The benefit is based on final cash compensation and length of service with the Company.

Perquisites

The Company provided perquisites to certain of our executive officers in the form of use of a Company owned automobile, country club membership and spousal travel when accompanying the executive officer to certain business-related events. The aggregate value of perquisites to any individual officer did not exceed $10,000 in 2007.

Employment Agreements

Legacy Bancorp and Legacy Banks have entered into employment agreements with J. Williar Dunlaevy, Richard M. Sullivan and Steven F. Pierce. The agreements provide for an annual base salary, subject to increase, and certain other benefits. They also guarantee customary corporate indemnification and insurance coverage under a standard directors’ and officers’ insurance policy throughout the employment term. The agreements provide for allocation of payments in proportion to the level of activity and time expended by the executive on behalf of Legacy Bancorp and Legacy Banks. Compensation paid under the agreement with Legacy Banks is subtracted from amounts due simultaneously under the agreement with Legacy Bancorp. Employment agreements with Messrs. Christopher and Conley were terminated pursuant to separation agreements effective as of January 1, 2008.

The initial term of the agreement for Mr. Dunlaevy is three years, and the initial term of the agreement with Messrs. Sullivan and Pierce is two years. In each case, the term automatically extends annually for a successive term of three years (for Mr. Dunlaevy) or two years (for Messrs. Sullivan and Pierce), unless notice not to renew is given by either party. Executives are entitled to an annual review at which time compensation may be adjusted. Legacy Bancorp may terminate the executive’s employment at any time with or without cause, subject to an obligation in certain circumstances to make termination payments provided in the agreement. Following termination of the executive’s employment, the executive must adhere to non-competition and non-disclosure restrictions for one year after the earlier of the expiration of the agreement or termination of the officer’s employment.

The agreements also provide certain termination and change in control benefits and payments described below in “Potential Payments Upon Termination of Employment.” In the case of termination in connection with a change in control, a portion of the payments is potentially nondeductible to the Company under Section 280G of the Internal Revenue Code and subject to a 20% excise tax on the executive under Section 4999 of the Internal Revenue Code. Agreements for Messrs. Sullivan and Pierce include provisions to cap payments below a threshold to avoid the above tax consequences. Agreements for Mr. Dunlaevy do not include such payment limitations and therefore a portion of the payments under such agreements could be nondeductible to the Company under Section 280G of the Internal Revenue Code. Agreements for Mr. Dunlaevy also include provisions to gross-up the executive for additional taxes imposed under Section 4999 of the Internal Revenue Code.

We entered into these agreements in connection with our conversion to a publicly held stock institution. The agreements were intended to provide the Company with the continued employment and undivided attention of our executive officers during and following the conversion without the potential distraction resulting from the reduction of job security inherent in employment by a publicly held institution. The agreements provide assurances to executives regarding the continued payment of salary and benefits in the event of involuntary termination or a change in control of the Company. We believe the agreements appropriately reflect the changed nature of executive employment with a publicly held company compared to a mutual institution.

Executive Compensation

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation paid or accrued by the Company to or for the account of the Chief Executive Officer, Chief Financial Officer, the other three (3) most highly compensated executive officers of the Company:

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation		Total
Name and Principal Position	Year(1)	($)	($)	($)(2)	($)(3)	($)(4)	Earnings ($)(5)	($)(6)		($)

J. Williar Dunlaevy,	2007	348,600	0	303,929	317,806	0	50,699	43,712	(7)	1,064,746
Chairman of the Board and Chief Executive Officer of Legacy Bancorp and Legacy Banks	2006	320,072	0	49,021	57,115	32,868	117,494	49,877		626,447
Michael A. Christopher,	2007	232,500	0	767,889	0	0	0	1,131,279	(8)	2,131,668
Chief Operating Officer and President of Legacy Bancorp and Legacy Banks	2006	215,817	0	25,596	22,852	20,115	71,300	49,010		404,690
Richard M. Sullivan,	2007	186,500	0	66,044	111,278	0	0	29,732	(9)	393,554
Senior Vice President of Legacy Bancorp and of National Real Estate Finance for Legacy Banks	2006	174,057	0	10,652	19,999	17,672	0	36,390		258,770
Steven F. Pierce,	2007	177,100	0	92,653	111,278	0	0	26,177	(10)	407,208
Executive Vice President of Legacy Bancorp and of Legacy Banks, Consumer Group	2006	165,366	0	14,944	19,999	15,255	0	35,471		251,035
Stephen M. Conley,	2007	156,800	0	263,016	0	0	0	339,133	(11)	758,949
Chief Financial Officer, Senior Vice President and Treasurer of Legacy Bancorp and Legacy Banks	2006	145,636	0	14,944	19,999	13,500	0	29,435		223,514

(1)	Fiscal year-end is December 31.

(2)	Reflects the value of restricted stock awards granted to our executive officers under our 2006 Equity Incentive Plan on November 29, 2006 based on the value expensed on the Company’s financial statements in 2007 in accordance with FAS 123R, disregarding any impact of assumed forfeiture rates. See note 15 to Company’s consolidated financial statements for the year ended December 31, 2007, filed with the Company’s Form 10-K dated March 17, 2008, for assumptions made in the valuation. Reflects accelerated amortization relating to the retirements of Messrs. Christopher and Conley effective as of January 1, 2008.

(3)	Reflects the value of stock option awards granted to our executive officers under our 2006 Equity Incentive Plan on November 29, 2006 based on the value expensed on the Company’s financial statements in 2007 in accordance with FAS 123R, disregarding any impact of assumed forfeiture rates. See note 15 to Company’s consolidated financial statements for the year ended December 31, 2007, filed with the Company’s Form 10-K dated March 17, 2008, for assumptions made in the valuation.

(4)	Awards under the Performance Incentive Plan for performance during 2007 and 2006, which are paid in March 2008 and 2007, respectively. In lieu of a cash Performance Incentive Plan payout for 2007, on March 4, 2008 the Compensation Committee awarded 11,900, 6,050 and 5,440 shares to Messrs. Dunlaevy, Sullivan and Pierce respectively. Messrs. Christopher and Conley were not eligible for participation in the Performance Incentive Plan for 2007 due to their retirements effective as of January 1, 2008.

(5)	Reflects the aggregate increase in the actuarial present value of the executive officers accumulated benefit under the Legacy Banks Supplemental Executive Retirement Plan. The present value of the accumulated benefit obligation was calculated using a 5.50% discount rate in effect as of December 31, 2005, a 5.75% discount rate as of December 31, 2006 and a 5.75% discount rate as of December 31, 2007.

(6)	Excludes perquisites and personal benefits where the total value for an executive officer is less than $10,000.

(7)	Includes Company ESOP contribution of $21,462 and $27,877, Company 401(k) matching contribution of $11,250 and $11,000 and Company paid life insurance premiums of $11,000 and $11,000, for the years ended December 31, 2007 and 2006, respectively.

(8)	Includes Company ESOP contribution of $21,462 and $27,877, Company 401(k) matching contribution of $9,862 and $11,000 and Company paid life insurance premiums of $10,133 and $10,133, for the years ended December 31, 2007 and 2006, respectively. Mr. Christopher retired as a director and officer of the Company and the Bank effective as of January 1, 2008. Also includes cash separation payments of $138,746 upon the Separation Date, as defined in that certain Separation Agreement and General Release (the “Agreement”) dated as of November 5, 2007 by and between Mr. Christopher, the Company and the Bank, and $951,076 SERP payout on July 2, 2008 pursuant to the terms of the Agreement.

(9)	Includes Company ESOP contribution of $19,507 and $25,562 and Company 401(k) matching contribution of $10,225 and $10,828, for the years ended December 31, 2007 and 2006, respectively.

(10)	Includes Company ESOP contribution of $18,400 and $25,182 and Company 401(k) matching contribution of $7,777 and $10,324, for the years ended December 31, 2007 and 2006, respectively.

(11)	Includes Company ESOP contribution of $16,164 and $20,404 and Company 401(k) matching contribution of $7,861 and $9,031, for the years ended December 31, 2007 and 2006, respectively. Mr. Conley retired as an officer of the Company and the Bank effective as of January 1, 2998. Also includes cash separation payments of $315,108.20 pursuant to that certain Separation Agreement and General Release dated as of December 21, 2007 by and between Mr. Conley, the Company and the Bank.

Grants of Plan-Based Awards

The following table sets forth certain information regarding cash incentive plan awards and awards of stock options and restricted stock awards to the executive officers of the Company during the Company’s fiscal year ended December 31, 2007.

						All Other		Closing
						Option	Exercise	Market
					All Other	Awards:	or Base	Price of	Grant Date
		Estimated Potential Payouts Under			Stock Awards:	Number of	Price of	Shares on	Fair Value
		Non-Equity Incentive Plan Awards(1)			Number of	Securities	Option	the Date	of Stock
	Grant	Threshold	Target	Maximum	Shares of Stock	Underlying	Awards	of Grant	and Option
Name	Date	($)	($)	($)	or Units (#)	Options (#)(2)	($/Sh)(3)	($/Sh)	Awards(4)

J. Williar Dunlaevy	—	34,860	87,150	139,440	0	0	0	0	0
Michael A. Christopher	—	0	0	0	0	0	0	0	0
Richard M. Sullivan	—	18,650	37,300	55,950	0	0	0	0	0
Steven F. Pierce	—	17,710	35,420	53,130	0	0	0	0	0
Stephen M. Conley	—	0	0	0	0	0	0	0	0

(1)	In lieu of a cash 2007 Performance Incentive Plan payout, the Compensation Committee on March 4, 2008 awarded 11,900, 6,050 and 5,440 options to Messrs. Dunlaevy, Sullivan and Pierce respectively. Messrs. Christopher and Dunlaevy were not eligible to participate in the 2007 Performance Incentive Plan due to their retirements effective as of January 1, 2008.

(2)	Refers to awards of stock options under the 2006 Equity Incentive Plan. Awards have a five-year time based vesting schedule with the first installment vesting January 1, 2009.

(3)	The 2006 Equity Incentive Plan specifies that the exercise price of options is the average of the high and low bid price of the underlying shares of Company common stock on the NASDAQ Global Select Market on the Grant Date.

(4)	Grant date fair value computed in accordance with FAS 123R.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding stock option and stock awards to the executive officers of the Company during the Company’s fiscal year ended December 31, 2007:

Stock Awards
Equity
Incentive
								Equity	Plan
	Option Awards							Incentive	Awards:
			Equity					Plan	Market
			Incentive					Awards:	or Payout
			Plan					Number of	Value of
			Awards:				Market	Unearned	Unearned
	Number of	Number of	Number of			Number of	Value of	Shares,	Shares,
	Securities	Securities	Securities			Shares or	Shares	Units or	Units or
	Underlying	Underlying	Underlying			Units of	or Units of	Others	Others
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	Options (#)	Price ($)	Date	Vested (#)(2)	Vested ($)	Vested (#)	Vested (#)

J. Williar Dunlaevy	0	206,200	0	16.03	Nov. 29, 2016	94,800	1,257,048	0	0
Michael A. Christopher	0	0	0	16.03	Nov. 29, 2016	49,500	656,370	0	0
Richard M. Sullivan	0	72,200	0	16.03	Nov. 29, 2016	20,600	273,156	0	0
Steven F. Pierce	0	72,200	0	16.03	Nov. 29, 2016	28,900	383,214	0	0
Stephen M. Conley	0	0	0	16.03	Nov. 29, 2016	17,340	229,928	0	0

(1)	Options vest as to 20% of the shares subject to the grant on January 1, 2008 and an additional 20% of the shares subject to the grant vest January 1 of each year thereafter, subject to the executive’s continued service on the relevant vesting dates. Pursuant to the terms of that certain Separation Agreement and General Release by and between Mr. Christopher, the Company and the Bank dated as of November 5, 2007, Mr. Christopher forfeited his 82,500 stock options. Pursuant to the terms of that certain Separation Agreement and General Release by and between Mr. Conley, the Company and the Bank dated as of December 21, 2007, Mr. Conley forfeited his 72,200 stock options.

(2)	Shares of restricted Company stock granted to Messrs. Dunlaevy, Sullivan and Pierce vest as to 20% of the shares subject to the grant on January 1, 2008 and an additional 20% of the shares subject to the grant vest January 1 of each year thereafter, subject to the executive’s continued service on the relevant vesting dates. Shares of restricted Company stock granted to Messrs. Christopher pursuant to the terms of the Separation Agreement and General Release dated as of November 5, 2007 by and between Mr. Christopher, the Company and the Bank, vest as 20% of the shares subject to the grant on January 1, 2008 and an additional 20% of the shares subject to the grant vest January 1 of each thereafter. Pursuant to the terms of the Separation Agreement and General Release by and between Mr. Conley, the Company and the Bank dated as of December 21, 2007, Mr. Conley retained three tranches of restricted stock, with 5,780 shares vesting each of January 1, 2008, January 1, 2009 and January 1, 2010.

Option Exercises and Stock Vested

During fiscal 2007, there were no exercises of options or vesting of restricted shares granted under our 2006 Equity Incentive Plan.

Pension Benefits

The following table sets forth certain information regarding pension benefits to the executive officers of the Company during the Company’s fiscal year ended December 31, 2007:

		Number of	Present Value of		Payments
		Years Credited	Accumulated		During Last
Name	Plan Name	Service (#)	Benefit ($)		Fiscal Year ($)

J. Williar Dunlaevy	Supplemental Executive Retirement Agreement	4	1,233,932	(1)	0
Michael A. Christopher	Supplemental Executive Retirement Agreement	4	0	(2)	951,076	(2)
Richard M. Sullivan	N/A		0
Steven F. Pierce	N/A		0
Stephen M. Conley	N/A		0

(1)	Accumulated benefit obligation calculated using a discount rate of 5.75% for December 31, 2007.

(2)	Reflects SERP payout to be paid to Mr. Christopher on July 2, 2008 pursuant to the terms of that certain Separation Agreement and General Release dated as of November 5, 2007 by and between Mr. Christopher, the Company and the Bank.

SBERA Defined Benefit Plan

Prior to our conversion, the Company offered a pension plan to its employees, the SBERA defined benefit pension plan (“SBERA Pension Plan”), a tax-qualified defined benefit plan covering substantially all employees of Legacy Banks who were age 21 and completed at least one year of service. In connection with our conversion and initial public offering, Legacy Banks established a separate tax-qualified retirement program, the Legacy Banks Employee Stock Ownership Plan (“ESOP”), which provides retirement benefits in the form of Legacy Bancorp, Inc. common stock. In light of the enhanced retirement benefits provided through the ESOP following our conversion, we decided to reduce costs to the Company by freezing and terminating the SBERA Pension Plan. The SBERA Pension Plan was frozen effective with the close of the plan year ending October 31, 2005, at which point no further benefits accrued to plan participants. A participant’s benefits under the plan would not be increased for service performed or compensation paid after October 31, 2005. On March 1, 2006, the Board of Directors voted to terminate the pension plan. The plan was terminated and assets liquidated by paying out all benefits to participants in October and December, 2006.

Supplemental Executive Retirement Plan

Mr. Dunlaevy is entitled to retirement benefits pursuant to the terms of a Supplemental Executive Retirement Plan with Legacy Banks, referred to herein as a “SERP.” Under the terms of his SERP, Mr. Dunlaevy is entitled to an annual retirement benefit at age 65, payable in monthly installments for a period of 20 years, equal to 70.0% of the average of his annual base salary and bonus (excluding elective deferrals) during the three calendar years for which his base salary and bonus were the highest, but reduced by his annual annuity retirement benefit from Legacy Banks’ contributions to his 401(k) plan, and one-half his annual social security benefit. Mr. Dunlaevy is entitled to a reduced benefit upon retirement prior to age 65 (but after age 58). SERP benefits may also be payable in the optional forms of benefit permitted under the pension plan. In order to comply with Section 409A, the SERP provides that any payment upon termination of employment, other than in the case of death, shall not be made until at least six months after such termination. Also, the SERP prohibits the potential for Legacy Bancorp or Legacy Banks to exercise discretion with regard to the timing or form of payment under the SERP. Our Board of Directors authorized Mr. Dunlaevy to enter into an amendment to the SERP to allow the distribution form from monthly installments over 20 years to a lump sum. In 2007 Mr. Dunlaevy elected to have his Vested Accrued Benefit paid in a lump sum that is the actuarial equivalent of the Normal Form upon his separation from service, death or disability. Mr. Christopher’s Supplemental Executive Retirement Plan was terminated pursuant to the provisions of that certain Separation Agreement and General Release dated as of November 5, 2007 by and between Mr. Christopher, the Company and the Bank.

Potential Payments Upon Termination or Change in Control

The following describes the provisions of contracts, agreements or plans (other than plans available generally to salaried employees that do not discriminate in favor of executive officers) which provide for payments to executive officers at, following or in connection with termination of employment or a change in control of the Company.

Employment Agreements — Involuntary or Constructive Termination

The employment agreement of each executive officer entitles him to a severance payment in the event his employment is terminated by Legacy Bancorp or Legacy Banks upon an “event of termination.” An “event of termination” is (i) an involuntary termination other than a termination for “cause” or in connection with a change in control, or (ii) executive’s resignation following (A) certain material changes in the executive’s duties or position, (B) relocation of executive’s principal place of employment by more than 30 miles, (C) liquidation or dissolution of Legacy Bancorp or Legacy Banks, (D) material reduction in benefits or perquisites provided to the executive, or (E) a breach of the employment agreement by the employer. Termination for “cause” means termination because of the executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of law, a violation of the Company’s code of conduct or a final cease-and-desist order or material breach of the employment agreement.

The severance payment provided under the employment agreements would be equal to (i) base salary and bonuses that would have been paid for the remaining term of the agreement (which, as of December 31, 2007 is approximately 34 months for Mr. Dunlaevy and 22 months for Messrs. Sullivan and Pierce), (ii) the intrinsic value of unvested stock options or restricted stock awards held by the executive as of the termination date and (iii) continued life, medical, dental and disability coverage for the remaining term of the agreement. Payments, other than continued welfare benefits, would be made on a monthly basis unless the executive elects to receive a lump sum. Award agreements granted under our 2006 Equity Incentive Plan provide that participants rights under the awards are limited to the award’s intrinsic value, which for options is the difference between the fair market value of the underlying stock and the exercise price and for restricted stock is the fair market value of the shares, and that participants have no claim based on the value of such awards for financial accounting purposes. Payments and benefits would be provided by either Legacy Bancorp or Legacy Banks.

Employment Agreements — Involuntary or Constructive Termination Following Change in Control

The employment agreements for each executive officer provide for certain payments if the officer’s employment is terminated by Legacy Bancorp or Legacy Banks following a “change in control” due to (i) the executive’s dismissal or (ii) the executive’s voluntary resignation following any demotion, loss of title, office or significant authority or responsibility, reduction in compensation or benefits or relocation of principal place of employment by more than 30 mile, unless such termination is due to death or for cause, as defined in the agreement.

A “change in control” means a change in control of Legacy Bancorp or Legacy Banks involving (a) an event reportable on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934; (b) a Change in Control within the meaning of the Home Owners’ Loan Act of 1933; (c) a person becoming beneficial owner, directly or indirectly, of 20% the outstanding securities of the Legacy Bancorp or the Legacy Banks; (d) a change in majority control of the Board of Directors of Legacy Bancorp, other than a change approved by the incumbent Board of Directors; (e) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of Legacy Bancorp or Legacy Banks in which either entity is not the survivor; (f) a shareholder approved plan of reorganization, merger or consolidation of Legacy Bancorp or Legacy Banks as a result of which the outstanding shares of the class of securities then subject to the plan would be exchanged for or converted into cash or property or securities not issued by either entity; or (g) a tender offer is made for 20% or more of the voting securities of Legacy Bancorp or Legacy Banks.

If the change in control benefit is triggered, the officer is entitled to a benefit equal to the greater of (A) three times the executive’s average annual compensation (for Mr. Dunlaevy) or two times the executive’s annual compensation (for Messrs. Sullivan and Pierce) paid in the five fiscal years preceding the termination or (B) base salary and bonuses that would have been paid for the remaining term of the agreement (which, as of December 31,

2007 is approximately 34 months for Mr. Dunlaevy and 22 months for Messrs. Sullivan and Pierce) plus the intrinsic value of unvested stock options or restricted stock awards held by the executive as of the termination date and all benefits, including health insurance, that would have been provided for the remaining term of the agreement. Benefits payable upon qualifying terminations following a “change in control” include continuation of disability and medical benefits for three years (for Mr. Dunlaevy) and two years (for Messrs. Sullivan and Pierce) following termination and payment of the value of all unvested stock awards and options. For Messrs. Sullivan and Pierce, in the event payments and benefits under employment agreements, together with other payments and benefits he may receive, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, the employment agreements provide that such payments would be reduced to an amount necessary to avoid such payments constituting parachute payments. Payments, other than continued welfare benefits, would be made on a monthly basis unless the executive elects to receive a lump sum. Benefits would be provided by Legacy Bancorp or Legacy Banks.

Employment Agreements — Parachute Excise Tax Gross Up

In the event payments are made under the employment agreements upon a “change in control,” Mr. Dunlaevy would also be entitled to receive an additional tax indemnification payment if such payments triggered liability under Sections 280G and 4999 of the Internal Revenue Code as an excise tax constituting “excess parachute payments.” Under applicable law, the excise tax is triggered by change in control-related payments that equal or exceed three times the executive’s average annual compensation over the five calendar years preceding the change in control. The excise tax equals 20% of the amount of the payment in excess of one times the executive’s average compensation over the preceding five calendar year period.

Equity Incentive Plan — Change in Control Grant

In the event of a change in control, the Company’s 2006 Equity Incentive Plan provides that all outstanding options will become fully exercisable and remain exercisable for the duration of their term and all restricted stock awards will become fully vested. In addition, the plan provides that all stock awards available for grant under the plan will automatically be granted to employees and outside directors who have previously received awards under the plan. Awards will be granted in proportion to awards previously granted. “Change in control” has the same meaning as described above under “Employment Agreements — Involuntary or Constructive Termination Following a Change in Control.”

Supplemental Executive Retirement Plans — Involuntary or Constructive Termination

As described above, J. Williar Dunlaevy is entitled to certain retirement benefits under Supplemental Executive Retirement Plans (“SERPs”). Pursuant to the SERPs, in the event the covered executive is terminated other than for cause or terminates employment for “good reason,” as such terms are defined in the SERPs, Mr. Dunlaevy shall be entitled to receive his vested accrued benefit as if the executive had terminated his employment after having attained age 65.

Summary of Potential Payments Upon Termination or Change in Control

The following tables summarize potential payments to each executive officer listed on the summary compensation table assuming a triggering termination of employment occurred on December 31, 2007, the last business day of our 2007 fiscal year.

	J. Williar Dunlaevy
					Involuntary or
					Constructive
					Termination
	Involuntary or				Following a
	Constructive		Change in		Change		Normal
Payments and Benefits	Termination		Control		in Control		Retirement		Death/Disability

Cash Compensation	$2,244,748	(1)	$0		$987,700	(6)	$0		$0
Value of Continued Health and Welfare Benefits	$38,212	(2)	$0		$40,460	(7)	$0		$0
SERP	$1,233,932	(3)	$0		$0		$1,233,932	(3)	$1,233,932	(3)
Acceleration of Stock and Option Awards	$0		$1,257,048	(4)	$1,257,048	(4)	$0		$1,257,048	(4)
Automatic Stock Grant	$0		$645,682	(5)	$645,682	(5)	$0		$0
280G Tax Gross Up	$0		0		$4,114,938	(8)	$0		$0
Life Insurance	$0		$0		$0		$0		$1,600,000	(9)
Total	$3,516,892		$1,902,730		$7,045,828		$1,233,932		$4,090,980

(1)	Represents estimated lump sum payment of base salary and bonus that would be paid for the remaining 34-month term of the employment agreement plus the intrinsic value of executive’s unvested options and restricted stock awards. The calculation assumes future base salary and bonus at executive’s current levels.

(2)	Approximate lump sum value of continued life, medical, dental and disability coverage for the remaining term of the executive’s employment agreement.

(3)	Represents the approximate lump sum value of the benefit payable under the SERP.

(4)	Represents the value of accelerated vesting of 94,800 shares of Company stock pursuant to the 2006 Equity Incentive Plan.

(5)	Represents the value of an automatic change in control award of 48,694 shares of Company common stock under the 2006 Equity Incentive Plan.

(6)	Represents estimated cash compensation that would be paid for the remaining 34-month term of the employment agreement upon a change in control with termination.

(7)	Approximate lump sum value of continued life, medical, dental and disability coverage for 36 months following change in control.

(8)	Represents the estimated 280G tax gross up payment that would be provided under the executive’s employment agreement.

(9)	Represents 1,500,000 death benefit payable under a Savings Bank Life Insurance policy in the event of death prior to age 65. Executive pays premiums on the policy and is reimbursed by the Company. Company reimbursements are listed on the Summary Compensation Table under All Other Compensation. Also represents $100,000 death benefit payable under Bank Owned Life Insurance policy.

Richard M. Sullivan
					Involuntary or
					Constructive
					Termination
	Involuntary or				Following a
	Constructive		Change in		Change		Normal
Payments and Benefits	Termination		Control		in Control		Retirement	Death/Disability

Cash Compensation	$648,642	(1)	$0		$155,130	(5)	$0	$0
Value of Continued Health and Welfare Benefits	$21,628	(2)	$0		$23,595	(6)	$0	$0
Acceleration of Stock and Option Awards	$0		$273,156	(3)	$0		$0	$273,156	(3)
Automatic Stock Grant	$0		$189,896	(4)	$0		$0	$0
Life Insurance	$0		$0		$0		$0	$100,000	(7)
Total	$670,270		$463,052		$178,725		$0	$373,156

(1)	Represents estimated lump sum payment of base salary and bonus that would be paid for the remaining 22-month term of the employment agreement plus the intrinsic value of executive’s unvested options and restricted stock awards. The calculation assumes future base salary and bonus at executive’s current levels.

(2)	Approximate lump sum value of continued life, medical, dental and disability coverage for the remaining term of the executive’s employment agreement.

(3)	Represents the value of accelerated vesting of 20,600 shares of Company stock pursuant to the 2006 Equity Incentive Plan.

(4)	Represents the value of an automatic change in control award of 14,321 shares of Company common stock under the 2006 Equity Incentive Plan.

(5)	Represents estimated lump sum payment under the executive’s employment agreement equal to base, bonus and all benefits for the remaining term of the agreement. Pursuant to the terms of the employment agreement, the payment has been reduced to an amount such that the payment is not subject to Section 280G, assuming a reduction of all payments under the agreement in the same proportion.

(6)	Approximate lump sum value of continued life, medical, dental and disability coverage for 24 months following termination.

(7)	Represents the death benefit payable under a Bank Owned Life Insurance policy.

Steven F. Pierce
					Involuntary or
					Constructive
					Termination
	Involuntary or				Following a
	Constructive		Change in		Change		Normal
Payments and Benefits	Termination		Control		in Control		Retirement	Death/Disability

Cash Compensation	$718,777	(1)	$0		$132,363	(5)	$0	$0
Value of Continued Health and Welfare Benefits	$20,392	(2)	$0		$22,246	(6)	$0	$0
Acceleration of Stock and Option Awards	$0		$383,214	(3)	$0		$0	$383,214	(3)
Automatic Stock Grant	$0		$209,389	(4)	$0		$0	$0
Life Insurance	$0		$0		$0		$0	$100,000	(7)
Total	$739,169		$592,603		$154,609		$0	$483,214

(1)	Represents estimated lump sum payment of base salary and bonus that would be paid for the remaining 22-month term of the employment agreement plus the intrinsic value of executive’s unvested options and restricted stock awards. The calculation assumes future base salary and bonus at executive’s current levels.

(2)	Approximate lump sum value of continued life, medical, dental and disability coverage for the remaining term of the executive’s employment agreement.

(3)	Represents the value of accelerated vesting of 28,900 shares of Company stock pursuant to the 2006 Equity Incentive Plan.

(4)	Represents the value of an automatic change in control award of 15,791 shares of Company common stock under the 2006 Equity Incentive Plan.

(5)	Represents estimated lump sum payment under the executive’s employment agreement equal to base, bonus and all benefits for the remaining term of the agreement. Pursuant to the terms of the employment agreement, the payment has been reduced to an amount such that the payment is not subject to Section 280G, assuming a reduction of all payments under the agreement in the same proportion.

(6)	Approximate lump sum value of continued life, medical, dental and disability coverage for 24 months following the change in control.

(7)	Represents the death benefit payable under a Bank Owned Life Insurance policy.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding compensation earned or paid to the Directors during the Company’s fiscal year ended December 31, 2007:

					Change in
					Pension
					Value and
	Fees Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	Earnings(5)	($)	($)

Eugene A. Dellea	46,000	29,177	34,986	0	32,051	0	142,214
Gary A. Lopenzina	37,500	29,177	34,986	0	37,063	0	138,726
Robert B. Trask	45,566	29,177	34,986	0	29,638	0	139,367
David L. Klausmeyer	51,000	29,177	34,986	0	44,565	0	159,728
Anne W. Pasko	39,361	29,177	34,986	0	43,302	0	146,826
Dorothy Winsor	39,500	29,177	34,986	0	26,513	0	130,176

(1)	Aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees.

(2)	For awards of stock, the compensation cost recognized by the Company during fiscal 2007 determined pursuant to FAS 123R. Each director received an award of 9,100 shares on November 29, 2006. The grant date fair value of these awards computed in accordance with FAS 123R is $145,424, which is expensed over a 5 year, 2 month vesting period. Each of the directors had the following number of stock awards outstanding at the end of fiscal 2007: Mr. Dellea, 9,100; Mr. Lopenzina, 9,100; Mr. Trask, 9,100; Mr. Klausmeyer, 9,100, Ms. Pasko, 9,100 and Ms. Winsor, 9,100. Awards have a five-year time based vesting schedule with the first installment vesting January 1, 2008.

(3)	For awards of stock options, the compensation cost recognized by the Company during fiscal 2007 determined pursuant to FAS 123R. Each director received an award of 22,700 options on November 29, 2006. For each director, the grant date fair value of these options computed in accordance with FAS 123R is $90,346, which is expensed over a 5 year, 2 month vesting period. Each of the directors had vested and unvested options to purchase the following number of shares of Company common stock outstanding at the end of fiscal 2006: Mr. Dellea, 22,700; Mr. Lopenzina, 22,700; Mr. Trask, 22,700; Mr. Klausmeyer, 22,700; Ms. Pasko, 22,700; and Ms. Winsor, 22,700. Awards have a five-year time based vesting schedule with the first installment vesting January 1, 2008.

(4)	The dollar value of all earnings for services performed during the fiscal year pursuant to non-equity incentive plans, and all earnings on any outstanding awards.

(5)	The sum of (a) the aggregate change in actuarial present value of accumulated benefits under all defined benefit and actuarial pension plans from the plan measurement date used for financial statement reporting purposes with respect to the prior completed fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the covered fiscal year, and b) above-market or preferential earnings on non-tax-qualified deferred compensation.

Members of the Legacy Bancorp Board of Directors receive an annual retainer of $5,000 per year, and a per meeting fee of $1,000 per meeting attended. Members of the Audit Committee, Compensation Committee and Governance and Nominating Committee will receive per meeting fees of $500, and Audit Committee members received an additional annual retainer of $2,500. The Chair of each of these committees will receive an additional annual retainer of $1,000. The presiding director, who presides over quarterly and other executive sessions of the Board of Directors, receives an additional $1,000 annually.

Members of the Board of Directors who are employees do not receive directors’ fees. The Legacy Bancorp Board of Directors generally meets immediately prior to or after a Legacy Banks Board of Directors meeting. In such instances, directors do not receive additional fees for attendance at meetings of Legacy Bancorp. Legacy Bancorp directors, all of whom are also Legacy Banks directors, also receive an annual retainer of $10,000 as a director of Legacy Banks.

Legacy Bancorp has established a directors fee continuation plan, which provides certain benefits to all eligible non-employee members of the Boards of Directors of Legacy Bancorp and Legacy Banks upon retirement. A director is eligible to receive these benefits (provided that the director was not terminated for cause) if the director has served as a director for three years or more with Legacy Bancorp or Legacy Banks. Service with a corporate predecessor is not included in determining whether this three-year service requirement has been met.

A director who has served on the Board of Directors for at least 15 years (10 years for those who have attained age 70) is entitled to receive an annual payment, commencing upon termination of service and payable for five years, equal to the average total yearly fees for services as a director paid by Legacy Bancorp or Legacy Banks to the director for the three calendar years preceding the year of the director’s retirement. Service with a corporate predecessor is included in determining the amount of the normal retirement benefit. Eligible directors who retire prior to attaining the full 15 (or 10) years of service are entitled to receive a reduced retirement benefit, based upon the director’s number of years of service, payable annually for five years following termination of service.

In the event of a “change in control,” as defined in the directors fee continuation plan, if an eligible director’s service is terminated or if the director is not proposed for reelection within three years following the “change in control,” the director is entitled to receive a full normal retirement benefit (as if he had served as a director for 15 years) as a lump sum upon termination of service. An eligible director who becomes disabled prior to age 70 is also entitled to receive the normal retirement benefit, payable in equal installments over five years and commencing upon termination of service. In addition, upon the death of an eligible director prior to termination of service, the director’s beneficiary is entitled to receive a normal retirement benefit, and upon the death of an eligible director after retirement, the director’s beneficiary is entitled to receive the remainder of any benefit payments to which the director is entitled, with each such benefit payable annually and commencing upon the death of the director

Compensation Committee Interlocks and Insider Participation

The members of the Legacy Bancorp Compensation Committee are David L. Klausmeyer, Eugene A. Dellea and Robert B Trask. No person now serving as a member of the Compensation Committee is a current or former officer or employee of Legacy Bancorp or Legacy Banks or engaged in certain transactions with Legacy Bancorp or Legacy Banks that are required to be disclosed by Securities and Exchange Commission regulations. Additionally, there are no compensation committee “interlocks,” which generally means that no executive officer of Legacy Bancorp or Legacy Banks served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a Director or member of the Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee acts pursuant to the Compensation Committee Charter, a copy of which is available at the Company’s website at www.legacybanks.com. The Compensation Committee reviews and reassesses the adequacy of the Compensation Committee Charter on an as-needed basis, but at least annually. The following is the report of the Compensation Committee with respect to the Company’s Compensation Discussion and Analysis for the fiscal year ended December 31, 2007:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s proxy statement for the annual meeting of stockholders to be held on May 8, 2008.

The above report of the Compensation Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference in any of those filings.

The Compensation Committee

David L. Klausmeyer, Chair
Eugene A. Dellea, Robert B. Trask

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Wolf & Company, P.C. to be its independent registered public accounting firm for the 2007 fiscal year, subject to ratification by stockholders. A representative of Wolf & Company, P.C. is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accountants may be considered by the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF WOLF & COMPANY, P.C. AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2007 and December 31, 2006 by Wolf & Company, P.C.:

	2007	2006

Audit Fees(1)	$205,000	$215,000
Audit-Related Fees(2)	$12,000	$12,000
Tax Fees(3)	$29,900	$28,500
All Other Fees	$0	$2,600

(1)	Includes fees for financial statement audit, the audit of internal control over financial reporting and quarterly reviews.

(2)	Consists of benefit plan audits.

(3)	Consists of tax return preparation and tax-related compliance and services.

The Audit Committee believes that the provision of non-audit services by Wolf & Company, P.C. is compatible with maintaining Wolf & & Company, P.C.’s independence.

Pre-Approval of Services by the Independent Auditor

The Audit Committee will consider on a case-by-case basis and, if appropriate, approve all audit and non-audit services to be provided by the Company’s independent registered public accounting firm. Alternatively, the Audit

Committee may adopt a policy for pre-approval of audit and permitted non-audit services by the Company’s independent auditor. For 2007, of the Audit-Related Fees, Tax Fees and All Other Fees paid to Wolf & Company, P.C., 100% were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee Report, shall not be deemed to be “soliciting materials” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

In accordance with its written charter, the Audit Committee of the Board is responsible for appointment of the Company’s independent registered public accounting firm, oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company, and approval in advance of any non-audit services to be provided to the Company by the independent registered public accounting firm. The Audit Committee is composed of three directors, each of whom meets the independence requirements of the listing standards of the Nasdaq Stock Market, on which the Company’s securities are listed. Mr. Trask serves as the Audit Committee Chair and has been designated by the Board as its “audit committee financial expert” based on his educational background in accounting and his professional experience as a certified public accountant and business executive.

Among other things, the Audit Committee met to discuss the results of external and internal audit examinations, and met with the chief financial officer, independent registered public accounting firm, internal auditors, general counsel, compliance officer and other senior officers to review and discuss critical accounting policies, status of review and compliance with Section 404 of the Sarbanes Oxley Act of 2002, the Company’s press releases announcing quarterly and annual earnings results and the unaudited interim financial information contained in each Form 10-Q filing prior to release of such information or filing of the reports with the SEC. In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the registered public accounting firm and the Company that might bear on the registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The Audit Committee has considered and discussed with the registered public accounting firm whether the provision of non-audit services or any other relationships impacted their objectivity and independence and satisfied itself as to the registered public accounting firm’s independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accounting firm, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with the independent registered public accounting firm and internal auditors, their audit plans, audit scope and identification of audit risks. The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements and for maintaining appropriate accounting principles, financial reporting policies, internal control over financial reporting and procedures to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion on the consolidated financial statements as to their conformity with accounting principles generally accepted in the United States of America. In addition, the independent registered public accounting firm is responsible for auditing and expressing an opinion on management’s assessment that the Company maintained effective internal control over financial reporting.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2007, with management and the independent registered public accounting firm. The Audit Committee also discussed and reviewed with the independent registered public accounting firm communications required by professional standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and in executive session without management present, discussed and reviewed the results of the independent registered public accounting firm’s audits of the consolidated financial statements and internal control over financial reporting.

Based upon the above-mentioned reports, discussions and reviews, and their assessment of the performance and services provided by Wolf & Company, P.C. in connection with the 2007 audit, the Audit Committee has recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. The committee has also selected Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

The Audit Committee

Robert B. Trask, Chair,
Gary A. Lopenzina and Anne W. Pasko

DIRECTOR INDEPENDENCE AND TRANSACTIONS WITH RELATED PARTIES

Transactions with Directors and Executive Officers

Federal law and regulations generally require that all loans or extensions of credit to directors and executive officers must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, regulations also permit directors and executive officers to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Pursuant to such a program, loans have been extended to directors and executive officers. Such loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public. These loans do not involve more than the normal risk of repayment or present other unfavorable features.

No director, executive officer or beneficial owner of 5% of the Company’s outstanding Common Stock (or any members of their immediate families) engaged in any transaction (other than a loan described above) with the Company or the Bank during 2007, or proposes to engage in any transaction with the Company or the Bank, in which the amount involved exceeds $120,000.

The Audit Committee charter requires that the Audit Committee approve all related party transactions other than routine deposit relationships and loans that otherwise comply with federal regulations.

Governance and Nominating Committee Procedures

General

It is the policy of the Governance and Nominating Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Governance and Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Governance and Nominating Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Governance and Nominating Committee’s resources, the Governance and Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Governance and Nominating Committee, a stockholder should submit the following information in writing, addressed to the Chair of the Governance and Nominating Committee, care of the Corporate Secretary, at the main office of the Company:

1. The name of the person recommended as a director candidate;

2. All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

3. The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4. As to the stockholder making the recommendation, the name and address of such stockholder as they appear on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5. A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Governance and Nominating Committee at least 120 calendar days prior to the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Process for Identifying and Evaluating Nominees

The process that the Governance and Nominating Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

Identification.   For purposes of identifying nominees for the Board of Directors, the Governance and Nominating Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by Legacy Banks. The Governance and Nominating Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Governance and Nominating Committee has not previously used an independent search firm to identify nominees.

Evaluation.   In evaluating potential nominees, the Governance and Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described below. If such individual fulfills these criteria, the Governance and Nominating Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board.

Qualifications

The Governance and Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include an age limitation and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

If the candidate is deemed eligible for election to the Board of Directors, the Governance and Nominating Committee will then evaluate the following criteria in selecting nominees:

•	financial, regulatory and business experience;

•	personal and financial conduct;

•	familiarity with and participation in the local community;

•	integrity, honesty and reputation in connection with upholding a position of trust with respect to customers;

•	dedication to the Company and its stockholders; and

•	independence.

The Committee will also consider any other factors the Governance and Nominating Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations.

With respect to nominating an existing director for re-election to the Board of Directors, the Governance and Nominating Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the board; and independence.

Submission of Business Proposals and Stockholder Nominations

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 1, 2008. If next year’s annual meeting is held on a date more than 30 calendar days from May 8, 2009, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Secretary not less than 90 days before the date of the annual meeting. However, if less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business of the tenth day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the bylaws may be obtained from the Company.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. All communications from stockholders should be addressed to Legacy Bancorp, Inc., 99 North Street, Pittsfield, Massachusetts 01201. Communications to the Board of Directors should be in the care of Kimberly A. Mathews, Corporate Secretary. Communications to individual directors should be sent to such director at the Company’s address. Stockholders who wish to communicate with a Committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to Anne W. Pasko, the Chair of the Governance and Nominating Committee.  It is in the discretion of the Governance and Nominating Committee whether any communication sent to the full Board should be brought before the full Board.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities. The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

Kimberly A. Mathews
Corporate Secretary

Pittsfield, Massachusetts
March 31, 2008

REVOCABLE PROXY
LEGACY BANCORP, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 8, 2008
9:00 a.m., Local Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints the official proxy committee of Legacy Bancorp, Inc. (the “Company”), consisting of Dorothy B. Winsor and Gary A. Lopenzina or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on May 8, 2008 at 9:00 a.m., local time, at The Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:
1. The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).
     J. Williar Dunlaevy, David L. Klausmeyer and Anne W. Pasko

FOR
ALL
FOR	WITHHOLD	EXCEPT

☐	☐	☐
INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2. The ratification of the appointment of Wolf & Company, P.C. as independent registered public accounting firm of Legacy Bancorp, Inc. for the fiscal year ending December 31, 2008.

FOR	AGAINST	ABSTAIN

☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.
This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Proxy Committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.

Dated:

SIGNATURE OF STOCKHOLDER

SIGNATURE OF CO-HOLDER (IF ANY)
The above signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement dated March 31, 2008 and an Annual Report to Stockholders. Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.
PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Dear ESOP Participant:
On behalf of the Board of Directors of Legacy Bancorp, Inc. (the “Company”), I am forwarding you the attached WHITE vote authorization form for you to convey your voting instructions to First Bankers Trust Services, Inc. (the “Trustee”) on the proposals to be presented at the Annual Meeting of Stockholders of Legacy Bancorp, Inc. to be held on May 8, 2008. Also enclosed is a Notice and Proxy Statement for the Annual Meeting of Stockholders and a copy of the Company’s Annual Report to Stockholders.
As a participant in the Legacy Banks Employee Stock Ownership Plan (the “ESOP”), you are entitled to vote all shares of Company common stock allocated to your account as of March 11, 2008. All allocated shares of Company common stock will be voted as directed by participants, so long as participant instructions are received by the Trustee by May 1, 2008. If you do not direct the Trustee how to vote the shares of Company common stock allocated to your account, the Trustee will vote your shares in a manner calculated most accurately to reflect the instructions it receives from other participants, subject to its fiduciary duties.
To direct the voting of the shares of Company common stock allocated to your account under the ESOP, please complete and sign the attached WHITE vote authorization form and return it in the enclosed postage-paid envelope no later than May 1, 2008. Your vote will not be revealed, directly or indirectly, to any officer, employee or director of the Company or Legacy Banks.
Sincerely,
/s/ J. Williar Dunlaevy
J. Williar Dunlaevy
Chairman and Chief Executive Officer

EMPLOYEE STOCK OWNERSHIP PLAN
VOTE AUTHORIZATION FORM
I understand that First Bankers Trust Services, Inc., the Trustee, is the holder of record and custodian of all shares of Legacy Bancorp, Inc. (the “Company”) common stock allocated to me under the Legacy Banks Employee Stock Ownership Plan. Further, I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Stockholders to be held on May 8, 2008.

Accordingly, please vote my shares as follows:

1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

J. Williar Dunlaevy, David L. Klausmeyer and Anne W. Pasko

	FOR	WITHHOLD	FOR ALL EXCEPT

	☐	☐	☐
INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name in the space provided below.

2. The ratification of the appointment of Wolf & Company, P.C. as independent registered public accounting firm of Legacy Bancorp, Inc. for the fiscal year ending December 31, 2008.

FOR	AGAINST	ABSTAIN

☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.
The Trustee is hereby authorized to vote any shares allocated to me as indicated above.

Date	Signature
Please date, sign and return this form in the enclosed envelope no later than May 1, 2008.

Dear Legacy Bancorp, Inc. 2006 Equity Incentive Plan Participant:
On behalf of the Board of Directors of Legacy Bancorp, Inc. (the “Company”), I am forwarding you the attached BLUE vote authorization form for you to convey your voting instructions to First Bankers Trust Services, Inc. (the “Trustee”) on the proposals to be presented at the Annual Meeting of Stockholders of Legacy Bancorp, Inc. to be held on May 8, 2008. Also enclosed is a Notice and Proxy Statement for the Annual Meeting of Stockholders and a copy of the Company’s Annual Report to Stockholders.
You have previously received a notice of your stock award under the Legacy Bancorp, Inc. 2006 Equity Incentive Plan. As such, you are entitled to vote all shares of Company common stock awarded to you as a stock award as of March 11, 2008, regardless of whether such award has vested. All awarded shares of Company common stock will be voted as directed by participants, so long as participant instructions are received by the Trustee by May 1, 2008. If you do not direct the Trustee how to vote the shares of Company common stock awarded to you, the Trustee will vote your shares in a manner calculated most accurately to reflect the instructions it receives from other participants, subject to its fiduciary duties.
To direct the voting of the shares of Company common stock awarded to you under the 2006 Equity Incentive Plan, please complete and sign the attached BLUE vote authorization form and return it in the enclosed postage-paid envelope no later than May 1, 2008. Your vote will not be revealed, directly or indirectly, to any officer, employee or director of the Company or Legacy Banks.
Sincerely,
/s/ J. Williar Dunlaevy
J. Williar Dunlaevy
Chairman and Chief Executive Officer

LEGACY BANCORP, INC. 2006 EQUITY INCENTIVE PLAN
VOTE AUTHORIZATION FORM
I understand that First Bankers Trust Services, Inc., the Trustee, is the holder of record and custodian of all shares of Legacy Bancorp, Inc. (the “Company”) common stock awarded to me under the Legacy Bancorp, Inc. 2006 Equity Incentive Plan. Further, I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Stockholders to be held on May 8, 2008.

Accordingly, please vote my shares as follows:

1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

J. Williar Dunlaevy, David L. Klausmeyer and Anne W. Pasko

	FOR	WITHHOLD	FOR ALL EXCEPT

	☐	☐	☐
INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name in the space provided below.

2. The ratification of the appointment of Wolf & Company, P.C. as independent registered public accounting firm of Legacy Bancorp, Inc. for the fiscal year ending December 31, 2008.

FOR	AGAINST	ABSTAIN

☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.
The Trustee is hereby authorized to vote any shares allocated to me as indicated above.

Date	Signature
Please date, sign and return this form in the enclosed envelope no later than May 1, 2008.